Exhibit 99.1
CONTACTS:

(Media):	Bill Mintz	(713) 296-7276

(Investor):	Robert Dye	(713) 296-6662
	David Higgins	(713) 296-6690

(Web site):	www.apachecorp.com
FOR RELEASE AT 7:30 A.M. CENTRAL TIME
APACHE EARNS $612 MILLION OR $1.83 PER SHARE IN THIRD QUARTER
Strong oil prices fuel record cash flow and revenue
     Houston, Oct. 25, 2007 — Apache Corporation (NYSE, Nasdaq: APA) today reported that record oil and gas production revenues fueled record cash flow and third-quarter earnings of $612 million, or $1.83 per diluted common share. Excluding a non-cash charge of 34 cents per share — primarily related to the impact of foreign currency fluctuations on deferred tax balances — Apache’s adjusted earnings* were $2.17 per share.
     Apache’s third-quarter adjusted earnings were 23 percent above third-quarter 2006 adjusted earnings of $1.77 per share. Before adjustments, Apache earned $646 million or $1.94 per share in the prior-year period.
     Cash from operations before changes in operating assets and liabilities totaled a record $1.6 billion, up 25 percent from the year-earlier period.* Oil and gas revenues increased 21 percent to $2.5 billion in the third quarter.
     “Apache’s strong third-quarter results demonstrated the value of our uniquely balanced portfolio,” said G. Steven Farris, president and chief executive officer. “With world oil prices strengthening and North American gas prices declining from the second quarter to the third, Apache’s liquid hydrocarbon production — about half of our volumes — accounted for two-thirds of our revenue.”

     Apache received $70.43 per barrel of oil in the third quarter, up 10 percent from the prior-year period and the second quarter; and $4.99 per thousand cubic feet of gas, up 3 percent from the year-earlier period and a 9 percent drop from the second quarter.
     Apache’s production totaled 561,412 barrels of oil equivalent (boe) per day during the third quarter, up 9 percent from the prior-year period and down slightly from the second quarter of 2007. Excluding the impact of previously announced maintenance turn-arounds in the North Sea, Apache’s production was in line with its record in the second quarter of 2007. Liquid hydrocarbon production totaled 263,965 barrels per day while natural gas production averaged 1.78 billion cubic feet per day.
     “We remain on track to achieve the top end of our targeted range of 9-12 percent production growth in 2007,” Farris said. “We expect a strong finish to the year in every financial and operational aspect.
     “Apache’s evolving high-impact exploration portfolio in our core growth areas of Australia, Canada and Egypt resulted in two natural gas discoveries in Australia and a gas/condensate discovery in Egypt,” he said. “In Canada, we continued to add acreage to our British Columbia shale resource play, where we now control about 400,000 gross (200,000 net) acres. We plan to test the economic viability of this play in earnest during our winter drilling campaign.
     “With six development projects under way that we expect will add 108,000 boe per day over the next three years, Apache has a resource base that is capable of delivering strong growth through the end of the decade,” Farris said.
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina.
-end-
     *Adjusted earnings and cash from operations before changes in operating assets and liabilities are non-GAAP measures; see reconciliations below.
     NOTE: Apache will conduct a conference call to discuss its third-quarter results at 1 p.m. Central time on Thursday, Oct. 25. The call will be webcast from Apache’s Web site,

http://www.apachecorp.com. The webcast replay and podcast will be archived on Apache’s Web site. The conference call will be available for delayed playback by telephone for one week beginning at approximately 5 p.m. on Oct. 25. To access the telephone playback, dial (719) 457-0820 and provide Apache’s confirmation code, 8842910.
     This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our 2006 Form 10-K and on our website. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. We assume no duty to update these statements as of any future date.

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands, except per share data)

	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

REVENUES AND OTHER:
Oil and gas production revenues	$2,498,594	$2,072,815	$6,965,692	$6,108,240
Gain on China divestiture	—	173,545	—	173,545
Other	592	15,121	(1,498)	40,316

	2,499,186	2,261,481	6,964,194	6,322,101

OPERATING EXPENSES:
Depreciation, depletion and amortization	600,796	487,542	1,722,816	1,301,557
Asset retirement obligation accretion	24,436	22,762	72,634	64,268
Lease operating costs	424,232	361,784	1,235,557	965,800
Gathering and transportation costs	28,674	24,815	86,884	76,728
Severance and other taxes	125,198	117,704	353,485	432,520
General and administrative	61,405	53,781	200,065	151,644
Financing costs:
Interest expense	82,939	61,074	230,487	154,073
Amortization of deferred loan costs	875	501	2,421	1,530
Capitalized interest	(18,880)	(16,108)	(56,554)	(46,183)
Interest income	(4,567)	(3,481)	(10,566)	(13,112)

	1,325,108	1,110,374	3,837,229	3,088,825

INCOME BEFORE INCOME TAXES	1,174,078	1,151,107	3,126,965	3,233,276
Provision for income taxes	560,730	504,043	1,387,130	1,201,666

NET INCOME	613,348	647,064	1,739,835	2,031,610
Preferred stock dividends	1,420	1,420	4,260	4,260

INCOME ATTRIBUTABLE TO COMMON STOCK	$611,928	$645,644	$1,735,575	$2,027,350

NET INCOME PER COMMON SHARE:
Basic	$1.84	$1.96	$5.23	$6.14

Diluted	$1.83	$1.94	$5.19	$6.08

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	332,668	329,643	331,903	329,971

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands)

	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
COSTS INCURRED: (1)
North America exploration and development	$647,266	$825,450	$2,029,302	$2,083,158
International exploration and development	491,381	309,230	1,425,624	784,554

	$1,138,647	$1,134,680	$3,454,926	$2,867,712

Oil and gas property acquisitions	$17,025	$520,358	$1,050,019	$2,414,391

(1) Includes noncash asset retirement costs and capitalized interest as follows:
Capitalized interest	$16,383	$16,108	$54,057	$46,183
Asset retirement costs	$28,369	$231,022	$155,197	$375,708

	September 30,	December 31,
	2007	2006

BALANCE SHEET DATA:
Cash and Cash Equivalents	$111,422	$140,524
Other Current Assets	2,442,570	2,349,747
Property and Equipment, net	24,455,188	21,346,252
Goodwill	189,252	189,252
Other Assets	452,486	282,400

Total Assets	$27,650,918	$24,308,175

Current Liabilities	$2,926,777	$3,811,612
Long-Term Debt	4,011,378	2,019,831
Deferred Credits and Other Noncurrent Liabilities	6,039,969	5,285,679
Shareholders’ Equity	14,672,794	13,191,053

Total Liabilities and Shareholders’ Equity	$27,650,918	$24,308,175

Common shares outstanding at end of period	332,647	330,737

APACHE CORPORATION
FINANCIAL INFORMATION

	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
FINANCIAL DATA (In thousands, except per share data):

Revenues and other	$2,499,186	$2,261,481	$6,964,194	$6,322,101

Income Attributable to Common Stock	$611,928	$645,644	$1,735,575	$2,027,350

Basic Net Income Per Common Share	$1.84	$1.96	$5.23	$6.14

Diluted Net Income Per Common Share	$1.83	$1.94	$5.19	$6.08

Weighted Average Common Shares Outstanding	332,668	329,643	331,903	329,971

Diluted Shares Outstanding	335,117	332,855	334,086	333,402

PRODUCTION AND PRICING DATA:

OIL VOLUME — Barrels per day
United States	97,025	67,996	87,660	64,277
Canada	18,451	20,509	18,838	21,123
Egypt	60,395	54,634	60,219	55,756
Australia	14,685	12,249	14,308	12,146
North Sea	48,888	49,375	52,572	58,370
Argentina	11,708	8,960	11,266	5,632
China	—	2,745	—	4,234

Total	251,152	216,468	244,863	221,538

AVERAGE OIL PRICE PER BARREL
United States	$67.70	$58.39	$61.75	$55.38
Canada	73.95	66.09	63.74	62.30
Egypt	74.04	66.88	66.50	65.66
Australia	76.65	73.80	73.30	71.67
North Sea	73.18	67.04	65.21	64.68
Argentina	49.70	46.41	45.52	45.03
China	—	62.53	—	62.73
Total	70.43	63.66	63.74	61.85

NATURAL GAS VOLUME — Mcf per day
United States	763,693	719,324	768,520	653,379
Canada	386,659	422,397	386,312	408,758
Egypt	241,919	207,686	239,951	213,097
Australia	194,520	204,465	195,242	181,143
North Sea	1,721	1,738	1,851	2,055
Argentina	196,168	151,122	203,524	86,275

Total	1,784,680	1,706,732	1,795,400	1,544,707

AVERAGE NATURAL GAS PRICE PER MCF
United States	$6.59	$6.27	$6.95	$6.62
Canada	5.54	5.38	6.25	6.22
Egypt	4.72	4.63	4.42	4.50
Australia	1.93	1.70	1.83	1.65
North Sea	16.98	13.20	12.80	10.79
Argentina	0.93	0.89	1.03	0.91
Total	4.99	4.83	5.24	5.32

NGL VOLUME — Barrels per day
United States	7,766	7,896	7,677	8,088
Canada	2,253	2,104	2,199	2,169
Argentina	2,794	2,083	2,749	1,154

Total	12,813	12,083	12,625	11,411

AVERAGE NGL PRICE PER BARREL
United States	$47.18	$42.19	$41.64	$39.73
Canada	40.39	38.66	37.05	36.83
Argentina	37.74	42.15	35.07	40.31
Total	43.92	41.57	39.41	39.23

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands)
NON-GAAP FINANCIAL MEASURES:
Reconciliation of income attributable to common stock to adjusted earnings:
The press release discusses Apache’s adjusted earnings. Adjusted earnings excludes certain items that management believes affect the comparability of operating results. The following provides the reasons adjusted earnings is a meaningful measure:
•	Management uses adjusted earnings to evaluate the company’s operational trends and performance relative to other oil and gas producing companies.

•	Management believes this presentation may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings for items that may obscure underlying fundamentals and trends.

•	The reconciling items below are the types of items management believes are frequently excluded by analysts when evaluating the operating trends and comparability of the company’s results.

	For the Quarter
	Ended September 30,
	2007	2006

Income Attributable to Common Stock (GAAP)	$611,928	$645,644

Adjustments:
Foreign currency fluctuation impact on deferred tax expense	113,882	23,610
Impact of increased tax rates in the United Kingdom	—	92,362
Gain on China divestiture	—	(173,545)

Adjusted Earnings (Non-GAAP)	$725,810	$588,071

Adjusted Earnings Per Share (Non-GAAP)
Basic	$2.18	$1.78

Diluted	$2.17	$1.77

Average Number of Common Shares
Basic	332,668	329,643

Diluted	335,117	332,855

Reconciliation of net cash provided by operating activities to cash from operations before changes in operating assets and liabilities:
The press release discusses Apache’s cash from operations before changes in operating assets and liabilities. It is presented because management believes the information is useful for investors because it is used internally and widely accepted by those following the oil and gas industry as a financial indicator of a company’s ability to generate cash to internally fund exploration and development activities, fund dividend programs, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies, and is frequently included in published research when providing investment recommendations. Cash from operations before changes in operating assets and liabilities, therefore, is an additional measure of liquidity, but is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities.
The following table reconciles net cash provided by operating activities to cash from operations before changes in operating assets and liabilities.

	For the Quarter
	Ended September 30,
	2007	2006
Net cash provided by operating activities	$1,427,467	$1,173,704
Changes in operating assets and liabilities	190,511	122,865

Cash from operations before changes in operating assets and liabilities	$1,617,978	$1,296,569